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                                                                  Exhibit 4.2(b)

                             THIRD AMENDMENT TO THE
                         CHICAGO TITLE AND TRUST COMPANY
                        SAVINGS AND PROFIT-SHARING TRUST

      This Third Amendment to The Chicago Title and Trust Company Savings and Profit Sharing Trust to that certain Chicago Title and Trust Company Savings and Profit Sharing Trust dated December 24, 1994, and last amended January 18, 1996, is made and entered into this 8th day of June 1998, by and between CHICAGO TITLE AND TRUST COMPANY (CT&T), in its corporate capacity, and THE CHICAGO TRUST COMPANY (Chicago Trust), as successor Trustee under the Trust.

      The parties hereby agree to amend the Trust as follows:

1. By substituting the name "The Chicago Trust Company" for the name "Chicago Title and Trust Company" as the "Trustee" under the Trust.

2.    By substituting the following for paragraph IV-3 of the Trust:

            "IV-3. Special Investment Funds.

                  (a) Effective March 1, 1996, subject to the approval of the Benefits Policy Committee, the Trustee shall establish and maintain one of the investment funds authorized under Section IV-I above as an investment fund to be invested in Alleghany Corporation Common Stock and such cash as the Trustee shall deem appropriate for liquidity or other prudent purposes. The Alleghany Corporation Common Stock fund shall be maintained utilizing the unit accounting method with ownership of shares in the Trustee. Participants will have no right of distribution in kind of their interests in the Fund. All shares of the Fund will be voted by the Trustee with the use of such independent fiduciaries as the Trustee may, from time to time, deem appropriate.

                  (b) Effective on or about June 4, 1998, the Trustee shall establish and maintain one of the investment funds authorized under Section IV-l above as an investment fund to be invested in Chicago Title Corporation Common Stock and such cash as the Trustee shall deem appropriate for liquidity and other prudent purposes. The Chicago Title Corporation Common Stock Fund shall be maintained utilizing the unit accounting method with ownership of shares in
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                  the Trustee. Participants will have no right of distribution in kind of their interests in the Fund. All shares of the Fund will be voted by the Trustee with the use of such independent fiduciaries as the Trustee may, from time to time, deem appropriate."

      Except as provided herein, the Trust as amended shall remain in full force and effect.

Executed this 8th day of June, 1998.

CHICAGO TITLE AND TRUST COMPANY            THE CHICAGO TRUST COMPANY
in its corporate capacity                  as Trustee as Aforesaid


By: /s/ Thomas J. Adams                    By: /s/ Seymour A. Newman
    ---------------------------                ----------------------
    Vice President                             Senior Vice President